Exhibit 4.14

DATED 8 March 2004

(1) BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

and

(2) PERRIGO R&D COMPANY

and

(3) PERRIGO COMPANY

INTELLECTUAL PROPERTY LICENCE

AGREEMENT

CONTENTS

Clause		Page
1.	Interpretation	1

2.	Grant	6

3.	Retained Rights	7

4.	Manufacture of Tabwrap machine	7

5.	XGel Film	7

6.	Provision of Know How	8

7.	Trade Mark and Marking	8

8.	Improvements	8

9.	Payments	9

10.	Performance Obligations	10

11.	Intellectual Property Rights	11

12.	Product Liability; other indemnity	11

13.	Infringement	12

14.	Maintenance of Industrial Property	13

15.	Confidentiality	14

16.	Term and Termination	15

17.	Consequences of Termination	16

18.	Assignment and Sub-Licensing	16

19.	General	17

20.	Notices	18

21.	Governing Law and Jurisdiction	18

22.	Counterparts; Guaranty	18

Schedules

1.	Part 1	1

	The Core Patents	1

	Part 2	1

	The Non-Core Patents	1

2.	Minimum Royalties	1

1

THIS AGREEMENT is made on March 8 2004

BETWEEN:-

(1)	BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC. a company incorporated in the State of Nevada and a wholly owned subsidiary of BioProgress Plc a company having a principal place of business at Hostmoor Avenue, March, Cambridgeshire, PE15 0AX, United Kingdom (the “Licensor”); and

(2)	PERRIGO R&D COMPANY a company incorporated in the State of Michigan whose registered office is at 515 Eastern Avenue, Allegan, MI 49010, USA (the “Licensee”); and

(3)	PERRIGO COMPANY a company incorporated in the State of Michigan whose registered office is at 515 Eastern Avenue, Allegan, MI 49010, USA (“Perrigo”)

WHEREAS:-

(A)	The Licensor has developed a process/technology of drug encapsulation and delivery that enables products (including Tablets (as defined below)) to be coated in soluble, cellulose-based films (the “XGel System”).

(B)	The Licensor has developed and produced a number of variants of the XGel System, including a solid-tablet coating process know as “Tabwrap”. The Licensor has in its possession substantial technical information relating to the manufacture, assembly and commercial operation of the XGel System and the Tabwrap Technology, and is the proprietor of certain patents, trade marks and ancillary intellectual property relating thereto.

(C)	The Licensor has agreed to license the Licensee to develop the XGel System and the Tabwrap Technology to produce Tabwrap Machines, and to manufacture, use and sell the Products (as defined below) upon the terms and conditions of this Agreement.

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement:-

“Affiliate”	means a direct or indirect subsidiary or holding company or a subsidiary of that holding company (such terms as defined in section 736 of the Companies Act 1985) from time to time;

“Annual Minimum Royalties”	means the annual minimum royalties set out in Schedule 2 for each of the years referred to in Schedule 2;

“Core Patent” and “Core Patent Application”	means the patents and patent applications in Part 1 of Schedule 1;

“Effective Date”	means the date of this Agreement;

“EU” and “European Union”	means such group of countries as have or will have by 1 May 2004 acceded to the ratified Part III of the Treaty of Rome 1957, and become a full member state (after any applicable transition period) subject to Clause 2.3 of this Agreement

“Exclusive Field”	means the market for * ;

“First Commercial Use”	means the first sale by the Licensee or any Affiliate of any commercial quantities in the ordinary course of business of a Product to a party other than an Affiliate to which the Licensed Technology relates;

“First Royalty Period”	means a period of ten (10) years commencing on the date of First Commercial Use;

“Generic Drug”	means a generic drug being the same as a brand name drug in dosage, safety, strength, how it is taken, quality, performance, and intended use;

“Harro Höfliger “	means Harro Höfliger Verpackungs maschinen GmbH;

HSR Act	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder;

“Improvements”	means any improvement, invention, discovery, enhancement, modification or alteration to the Licensed Technology, the Prototype Machine, the Tabwrap Machine and/or the Products;

“Intellectual Property Rights”

means any and all:-

(a)     patents, trade marks, service marks, domain names, registered designs, utility models, applications for and the right to make applications for any of such rights, inventions, know-how, Confidential Information, unregistered trade marks and service marks, trade and business names, including rights in any get-up or trade dress, copyrights, (including rights in computer software and in websites) unregistered design rights and other rights in designs and rights in databases;

(b)     rights or obligations under licences, consents, orders, statutes or otherwise in respect of any rights of the nature specified in paragraph (a) above; and

(c)     rights or obligations of the same or similar effect or nature as or to those in paragraphs (a) and (b) above;

in each case so far as each applies to the Territory;

“Know How”

means all confidential information (including that comprised in formulae, techniques, designs, specifications, drawings, components lists, manuals, instructions and catalogues) whether in human or machine readable form that does not comprise Patents and relating to

(i)      the XGel System, the Tabwrap Technology, the Prototype Machine and the XGel Tabwrap Film Technology;

(ii)     the Products and/or the composition or production of the Products using the Prototype Machine and/or the XGel System and/or the Tabwrap Technology;

(iii)   the design, development, manufacture or use of the Products using the Prototype Machine and/or the XGel System and/or the Tabwrap Technology; and

(iv)    the repair and maintenance of the Products and the Prototype Machine;

“Licensed Technology”	means: (i) all Intellectual Property Rights in and relating to the XGel System, the Tabwrap Technology and the Prototype Machine, including without limitation the Patents; and (ii) the Know How;

“NAFTA”	means (a) the United States of America (including its territories, possessions and Puerto Rico), (b) Canada, and (c) Mexico;

“Net Sales Price”	means the gross invoice price of Products sold or otherwise disposed of by the Licensee to any party other than an Affiliate (in which case the gross invoice price shall be that of Products sold or otherwise disposed of by such Affiliate) or the Licensor after the deduction of any discounts, allowances, returns, any charges for freight, packing or insurance and any tax or duty charged to the purchaser, on a standard arm’s length commercial basis;

“Non-Core Patents”	means the patents and patent applications listed in Part 12 of Schedule 1;

“Non-exclusive Field”	means the market for orally ingestible pharmaceutical and nutritional Products for humans (but not animals) outside the Exclusive Field

“Patent”	means the Core Patents and the Non-Core Patents short particulars of which are set out in the first and second parts of Schedule 1. The expression “Patents” shall from the date of the granting of any patents pursuant to any patent applications be deemed to include all such patents;

“Private Label”	means a brand name or label name attached to or used in the marketing of a product other than by the product manufacturer;

“Products”	means any Tablet which is manufactured using the Licensed Technology or any Improvements;

“Prototype Machine”	means the most advanced version of the bench-top prototype Tabwrap Machine developed by the Licensor as at the Effective Date;

“Retailer Brand”	means is a Store Brand or Value Brand that is exclusively used by a retailer;

“Retained Rights”

means * (“NRobe™ Solid Form”) * (“NRobe™”); or

(B) * (“Septum™”); or

(C) * (“Swallow™”).

The parties understand that each of the NRobe, Septum and Swallow products are referred to as “Retained Products”;

“Second Royalty Period”	means the period of three (3) years commencing on the tenth anniversary of First Commercial Use;

“Store Brand”	means (i) a label or brand name that is exclusively used by a wholesaler, distributor, or retailer, or (ii) a label or brand name that is not regularly advertised by national broadcast, print, direct mail, or other media for the purpose of establishing brand recognition of the manufacturer, marketer, or distributor with the general public;

“Tablet”	means any substance (which may be mixed with excipients) that is pressed into a solid form such that it is suitable for subsequent handling and packaging regardless if such is subsequently coated;

“Tabwrap Machine”	means the machine to be developed and manufactured by the Licensee using the Licensed Technology in accordance with the terms of this Agreement for the coating of Tablets with XGel Tabwrap Film;

“Tabwrap Technology”	means all Intellectual Property Rights in and relating to the coating of Tablets with XGel Tabwrap Film derived from the XGel System, including all Intellectual Property Rights in the Prototype Machine; it being understood and agreed that “Tapwrap Technology” shall exclude the Retained Rights;

“Termination Date”	means the date upon which this Agreement is terminated under the provisions of this Agreement;

“Territory”	means the EU and NAFTA;

“Third Royalty Period”	means the period commencing on the thirteenth anniversary of First Commercial Use and continuing thereafter until the expiry of the last Patent used in the manufacture of the Products;

“Value Brands”	means (i) a label or brand name that is exclusively used by a wholesaler, distributor, or retailer, or (ii) a label or brand name that is not regularly advertised by national broadcast, print, direct mail, or other media for the purpose of establishing brand recognition of the manufacturer, marketer, or distributor with the general public;

“XGel Tabwrap Film”	means all film used in connection with Tapwrap Technology;

“XGel Tabwrap Film Technology”	means all Intellectual Property Rights necessary for the manufacture of XGel Tabwrap Film including the patents and patent applications listed in Schedule 2 but in all cases excluding the Retained Rights;

“Year”	means each consecutive period of 12 months during the term of this Agreement, beginning on the Effective Date and each anniversary of the Effective Date.

1.2	In Clause 9.2 references to the “sale” of the Products shall be deemed to be a reference to sale (which for these purposes shall be deemed to be made on the date on which the Licensee or Affiliate invoices a customer for any Products), hire or other disposal of the Products to a party other than an Affiliate and the word “sold” shall be construed accordingly.

1.3	In this Agreement, a reference to:-

1.3.1	a “subsidiary” or “holding company” shall be construed in accordance with section 736 of the Companies Act 1985;

1.3.2	persons includes a reference to any body corporate, unincorporated association or partnership;

1.3.3	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.3.4	a Clause or Schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement;

1.3.5	and agreement or other document is a reference to that agreement or document as from time to time supplemented or amended.

1.4	The headings in this Agreement shall not affect the interpretation of this Agreement.

2.	GRANT

2.1	The Licensor hereby grants to the Licensee with effect from the Effective Date:

2.1.1	a non-exclusive licence to use the Licensed Technology to use, adapt and modify and enhance the Prototype Machine to develop and produce Tabwrap Machines in the Territory for the duration of this Agreement;

2.1.2	an exclusive licence to use the Licensed Technology to manufacture, have manufactured, use or sell the Products in the Exclusive Field in the Territory for the duration of this Agreement;

2.1.3	a non-exclusive licence to use the Licensed Technology to manufacture, have manufactured, use or sell the Products in the Non-exclusive Field in the Territory for the duration of this Agreement;

2.1.4	a non-exclusive licence to use the Licensed Technology and/or the Xgel Tabwrap Film Technology to manufacture, have manufactured, use or sell the XGel Tabwrap Film in the Territory for the duration of this Agreement.

2.2	The Licensee shall have the right to sub-licence any of the rights granted to it in Clause 2.1 to its Affiliates. The Licensee shall ensure that the grant of any sublicence of rights under this Agreement shall not exceed the scope of the licence granted under this Agreement and that the terms of the sublicence shall not be in conflict with the terms of this Agreement. If the Licensee sublicences its rights to sell any Product under this Agreement to a sublicensee, the Licensee shall pay the royalty set out in Clause 9 based on Net Sales Price of the Product sold or otherwise disposed of by the Licensee or its Affiliate as applicable. The Licensee shall advise the Licensor in writing of any such sublicense.

2.3	In the event that at any time during the term of this Agreement after 2 May 2004 any new country accedes to the ratified Part III of the Treaty of Rome 1957 and becomes a full member state after any applicable transition period (“New Country”), then for the purposes of this Agreement such New Country shall be deemed to form part of the Territory for all purposes, unless the Licensor has already granted to a third party for that New Country any of the rights set out in Clause 2.1, in which case the balance of such rights not so granted to that third party shall be deemed to be included in this Agreement for the benefit of the Licensee in respect of that New Country.

3.	RETAINED RIGHTS

3.1	The Licensee acknowledges that nothing in this Agreement shall be construed as granting the Licensee any rights in respect of the Retained Rights, which are expressly excluded from the scope of this Agreement.

4.	MANUFACTURE OF TABWRAP MACHINE

4.1	The Licensor acknowledges that in order for the Licensee to fully utilise the licence to develop and manufacture Tabwrap Machines granted to it under Clause 2.1.1, ownership in a Prototype Machine shall be transferred to the Licensee from the Effective Date.

4.2	The Licensor, at Licensee’s expense, shall deliver the Prototype Machine to premises designated by the Licensee in writing within 7 days after receipt of written notice of such premises, and shall remove all packing cases and other containers in which the Prototype Machine was delivered.

4.3	The Licensor hereby grants to the Licensee the right to manufacture or have manufactured all such parts and tooling as may be necessary to repair and maintain the Tabwrap Machine(s) or produce the Products. The Licensor hereby grants to the Licensee a non-exclusive licence (together with the right to sub-licence) of the Licensed Technology as may be necessary for this purpose, including the right to sub-licence such third party as the Licensee may require to enable such third party to design and manufacture such parts and tooling.

4.4	The Licensee may request the Licensor’s co-operation in order to obtain the assistance of Harro Höfliger in relation to the use of Know-How relating to the design and manufacture of the Tabwrap Machine, and the Licensor shall provide such reasonable co-operation and assistance as may be reasonably required.

4.5	In the event that the Licensee requests the involvement of Harro Höfliger under this Clause 3 then the Licensee shall enter into discussions with Harro Höfliger in order to agree fair and reasonable financial compensation for such involvement.

4.6	The Licensee shall not be permitted to supply, sell, lease or otherwise make available any Tabwrap Machines to any third parties (excluding its Affiliates) without the prior written consent of the Licensor.

4.7	The Licensor hereby acknowledges and undertakes that where a third party purchases a Tabwrap Machine from the Licensee in accordance with Clause 4.6 following the prior written consent of the Licensor, that third party shall have an unfettered and irrevocable right to use the Tabwrap Machine, and the termination of this Agreement for any reason shall not affect such third party’s right to continue using the Tabwrap Machine.

5.	XGEL FILM

5.1	The Licensee acknowledges that, subject to Clause 5.3, the licence to manufacture and sell the XGel Tabwrap Film granted to it under Clause 2.1.4 shall restrict the Licensee to the manufacture and provision of XGel Tabwrap Film for the purposes of exploiting its rights under this Agreement, and to its Affiliates. The Licensee is prohibited from supplying XGel Tabwrap Film (unless as part of a Product for which royalties under Clause 9 are paid) to anyone other than (A) its Affiliates and sub-contractors and persons to whom Machines are supplied under Clause 4.6 solely for the purpose of manufacturing Products or (B) the Licensor.

5.2	The Licensee shall ensure that from First Commercial Use it has additional capacity of not less than 50% of its XGel Tabwrap Film requirements available for supply to the Licensor.

5.3	With effect from First Commercial Use the Licensee shall deliver and sell to the Licensor all quantities of Xgel Tabwrap Film ordered on terms and conditions customary for orders of that type (provided that delivery shall be no later than 90 days following any specific order). In the event that the Licensor submits an order to the Licensee for quantities of XGel Tabwrap Film, the Licensor shall pay the Licensee the cost price of manufacturing and supplying the XGel Tabwrap Film, plus 25% of those costs.

6.	PROVISION OF KNOW HOW

6.1	The Licensor shall within 15 days following the Effective Date disclose to the Licensee all the Know How in the possession of the Licensor which is in documentary form. The Licensor shall put any undocumented material Know How into documentary form as soon as possible and in any event within ninety (90) days from the date hereof.

6.2	As further Know How in documentary form comes into possession of the Licensor, it shall forthwith disclose such further Know How to the Licensee. Any such further Know How which is not in documentary form shall be put into documentary form as soon as possible and in any event within ninety (90) days of possession being obtained.

6.3	The Licensee shall have the right during the term of this Agreement to use all Know How disclosed to it under this clause in the development and manufacture of the Tabwrap Machine, and the manufacture, use and sale of the Products under the terms and conditions of this Agreement. The parties acknowledge that following the payment of the sum set out in Clause 9.1 no further payment shall be due in respect of such Know How.

6.4	The Licensor shall have a royalty free, non-exclusive licence to use all Know How disclosed to it under Clause 8 (Improvements) of this Agreement.

6.5	The Licensor shall not use any of the Know How to manufacture the Products in the Exclusive Field in the Territory.

7.	TRADE MARK AND MARKING

7.1	For avoidance of doubt, Licensee shall have no obligation to submit trade marks that it uses for the names of the Products to Licensor.

8.	IMPROVEMENTS

8.1	It is acknowledged that the Licensee is permitted to continually modify and improve the Licensed Technology, the Products, the Prototype Machine or the Tabwrap Machine and that the Licensee and/or its agents and subcontractors may make or acquire an Improvement. It is acknowledged that, as between the Licensee and its agents/subcontractors, any such Improvement shall be owned by the Licensee.

8.2	If either party makes or acquires any Improvement relating to the Licensed Technology, the Products, the Prototype Machine or the Tabwrap Machine or the Products it shall (to the extent that it is not prohibited by law, by any undertaking given to others or by considerations relating to the securing of a patent or other intellectual property right protection) notify the other party in writing giving details of the Improvements. The disclosing party shall provide to the other free of charge such information or explanations as the other may reasonably require to be able legally and effectively to utilise the Improvement in accordance with the terms of this Agreement.

8.3	Any Improvement disclosed to the Licensee by the Licensor during the term of this Agreement shall be deemed to form part of the Licensed Technology licensed to the Licensee in accordance with Clause 2.

8.4	The Licensee shall grant to the Licensor and its Affiliates a non-exclusive, non-transferable, royalty-free perpetual licence to use the Improvements disclosed by the Licensee under Clause 8.2 of this Agreement in the Territory, it being understood and agreed that such licence shall be subject to the rights granted to the Licensee in Clause 2 but shall in all cases apply to any actions of the Licensor to make, have made, use, import and/or sell the Retained Products.

9.	PAYMENTS

9.1	In consideration of the provision of Know How by the Licensor to the Licensee in accordance with Clause 6 the Licensee shall pay to the Licensor a one-off fee of US dollars $900,000 within 30 days of First Commercial Use.

9.2	The Licensee shall pay to the Licensor the following royalty payments during the term of this Agreement:

9.2.1	a royalty of * of the Net Sales Price of Products sold by the Licensee or any of its Affiliates in the Exclusive Field and the Non-Exclusive Field during the First Royalty Period;

9.2.2	a royalty of * of the Net Sales Price of Products sold by the Licensee or any of its Affiliates in the Exclusive Field and the Non-Exclusive Field during the Second Royalty Period;

9.2.3	a royalty of * of the Net Sales Price of Products sold by the Licensee or any of its Affiliates in the Exclusive Field and the Non-exclusive Field during the Third Royalty Period; and

9.2.4	no royalties shall be due with respect to any period after expiration of the Third Royalty Period.

9.3	If in any year the amount of royalty payable to the Licensor pursuant to clause 9.2 is less than the Annual Minimum Royalty for that year, the Licensee shall when making the last payment of royalty due for that year pay to the Licensor such sum as shall when added to the amounts of royalty paid or due for that year equal the Annual Minimum Royalty for that year.

9.4	The parties hereby acknowledge that the right for the Licensor to terminate this Agreement (as set out in Clause 16.4) is the Licensor’s sole remedy solely with respect to any failure by the Licensee to pay any Annual Minimum Royalty.

9.5	The Licensee shall within thirty (30) days after the last days of March, June, September and December in each Year and three (3) months after the Termination Date send to the Licensor a statement showing the quantity, description and value of the Products sold by the Licensee or any of its Affiliates during the three (3) months ending on such day and showing the amount of royalty due under this Agreement in respect of each such period. With each such statement the Licensee shall send a remittance to the Licensor for the total aggregate amount of royalty shown by such statement to be due.

9.6	The Licensee shall keep proper records showing the quantity, description and Net Sales Prices of the Products sold and amount of royalties due under this Agreement. Such records shall be open at all reasonable business times to inspection by an independent auditor duly authorised by the Licensor, with the proviso that such inspection shall be limited to once in any calendar year. If any such inspection or other examination reveals that the Licensee underpaid the royalties due to the Licensor under this Agreement as to the period being examined, the auditor shall promptly notify both the Licensor and the Licensee of the perceived discrepancy together with the auditor’s detailing of the asserted discrepancy. At the request of either party, any such discrepancy perceived in the auditor’s report shall be the subject of a prompt meeting between the Licensor and the Licensee at which meeting the parties shall discuss the purported discrepancy and attempt to resolve any dispute concerning it. If any examination reveals that the Licensee underpaid the royalties due to the Licensor under this Agreement as to the period being examined by more than five percent (5%) of the amount that was payable for such period, then the Licensee shall pay the cost of the auditor’s examination of the books and records. Upon termination of this Agreement for any reason, the Licensor shall have the right to have a final audit conducted by an independent auditor appointed by the Licensor and paid by the Licensor. The Licensor agrees to hold strictly confidential all information concerning royalty payments and reports and all information learned in the course of any audit hereunder, except when it is necessary for the Licensor to enforce its rights under this Agreement.

9.7	Subject to Clause 9.8 all sums payable under this Agreement shall be paid in US dollars to such bank account as the Licensor may specify in writing to the Licensee. Any Net Sales Price not expressed in such currency shall be converted to such currency at the open middle market spot rate of exchange in London as published in the Financial Times on the last day of the relevant period specified in clause 9.5 during which the Products were sold.

9.8	Where monies received by the Licensee (in respect of which a royalty is payable to the Licensor) are paid to the Licensee in either Euros or pounds sterling payments made to the Licensor by the Licensee shall be either Euros or pounds sterling.

9.9	Once all payments have been made by Licensee pursuant to Clauses 9.2.1, 9.2.2 and 9.2.3, or if no further payments are required pursuant to Clauses 16.3 or 16.4 the Licensee may continue to manufacture, have manufactured, use or sell Products under the Licensed Technology in accordance with Clause 2 with no further obligation to Licensor. This provision shall survive termination of this Agreement.

10.	PERFORMANCE OBLIGATIONS

10.1	During the term of this Agreement the Licensee shall comply with all applicable laws, rules, regulations and orders applicable to the manufacture, sale and use of the Products including (without limitation) all local laws applicable to the marking of goods manufactured under the Patents or any of them.

10.2	During the term of this Agreement the Licensor shall:

10.2.1	co-operate with the Licensee, at the Licensee’s request and at its expense, in developing technical or other data, including data substantiating labelling or advertising claims for the Tabwrap Technology;

10.2.2	co-operate with the Licensee, at the Licensee’s request and expense, in obtaining all necessary governmental approvals within the Territory for the sale or use of the Products in the Territory;

10.2.3	do all things, at the sole cost of the Licensee, that in the reasonable opinion of the Licensee are reasonably and commercially necessary to assist the Licensee in the performance of its obligations in this Agreement;

10.2.4	promptly inform Licensee of any material errors in the Licensed Technology discovered by the Licensor.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1	The Licensor warrants and undertakes that:-

11.1.1	it is the sole proprietor of the Licensed Technology and is solely entitled to the benefit of the Patent Applications included within such Licensed Technology;

11.1.2	at the date of this Agreement the Licensed Technology comprises all the Intellectual Property Rights owned by the Licensor or its Affiliates necessary to make, have made, import or sell Products in the Exclusive Field or the Non-exclusive Field;

11.1.3	it is the sole proprietor of at least one patent relating to the Licensed Technology, and/or has filed at least one patent application relating to the Licensed Technology, in the Territory;

11.1.4	to Licensor’s actual knowledge as of the date hereof, the use of the Licensed Technology by the Licensee, distributors, other intermediaries and customers in the Territory will not infringe the rights of any third party;

11.1.5	has the right to grant to the Licensee the rights and licences hereby granted or agreed to be granted;

11.1.6	has not granted and will not grant or purport to grant any other licences, rights, assignments over or relating to the Licensed Technology which relate or may relate to products to be sold in the Exclusive Field;

11.1.7	to Licensor’s actual knowledge as of the date hereof, has not done or omitted to do any act or thing whatsoever whereby the Patents may be invalidated;

11.2	The Licensee agrees that it shall not obtain any right, title or interest in or to the Patents other than such as may be granted to it under this Agreement.

11.3	At the date of this Agreement the Licensee believes that no filing, permit, authorisation, consent or other approval is required from any governmental authority in respect of this Agreement. Notwithstanding this, in the event that any filing, permit, authorisation, consent or other approval from any governmental authority (including without limitation any filings required under the HSR Act) is required under this Agreement, the Licensee undertakes that it will do or obtain such filing, permit, authorisation, consent or other approval.

12.	PRODUCT LIABILITY; OTHER INDEMNITY

12.1	Subject to Clause 12.2, the Licensee shall indemnify and keep the Licensor fully and effectively indemnified from and against any and all charges, demands, damages, liabilities, losses, costs and expenses of whatsoever nature and howsoever arising (including any reasonable legal and other professional fees) paid by the Licensor to a third party as a result of any claim by a third party involving any actual or alleged death or personal injury and arising by reason of the manufacture, sale or other disposal of the Products by the Licensee. This Clause 12.1 shall survive termination of the Agreement for any reason.

12.2	The indemnity contained in Clause 12.1 shall not extend to any claims that may arise as a result of instructions, specifications and/or raw materials provided to the Licensee by the Licensor.

12.3	The Licensor shall indemnify and keep the Licensee fully and effectively indemnified from and against any and all charges, demands, damages, liabilities, losses, costs and expenses of whatsoever nature and howsoever arising (including any reasonable legal and other professional fees) paid by the Licensee to a third party as a result of any claim by a third party involving death or personal injury and arising by reason of the instructions, specifications and/or raw materials provided by the Licensor. This Clause 12.2 shall survive termination of the Agreement for any reason.

12.4	The indemnities given in Clauses 12.1 and 12.3 shall be subject to in each case the indemnified party:-

12.4.1	notifying the indemnifying party in writing as soon as reasonably possible that a claim to which the indemnity may relate has been received, together with details of the claim and shall not make any admissions of liability or compromise any claim;

12.4.2	allowing the indemnifying party full conduct of any such claim; and

12.4.3	provide such assistance as the indemnifying party may reasonably require and at the indemnifying party’s cost in the conduct of any such claim.

12.5	NEITHER OF THE PARTIES HERETO WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR FOR LOST PROFITS OF THE OTHER PARTY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION OR WARRANTY IS MADE AS TO WHETHER THE TECHNOLOGY CLAIMED IN THE LICENSED PATENT APPLICATIONS IS FIT FOR ANY PARTICULAR PURPOSE. Notwithstanding anything to the contrary contained in this Agreement, in the case of any claim by any Party alleging any breach of this Agreement by the other Party, any payment obligation pursuant to this Agreement (including without limitation pursuant to clause 9) (the “Payment Obligations”), will not be considered as constituting special, incidental, indirect or consequential damages under this Agreement.

13.	INFRINGEMENT

13.1	Each party shall promptly give notice in writing to the other in the event that it becomes aware of:-

13.1.1	any infringement or suspected infringement of the Licensed Technology by any third party involving products in the Exclusive Field or the Non-Exclusive Field; and

13.1.2	any claim that any Product in the Exclusive Field or the Non-Exclusive Field or the manufacture, use, sale or other disposal of any Product in the Exclusive Field or the Non-Exclusive Field, infringes the rights of any third party, with the proviso that Licensee shall not be obligated to provide such notice to Licensor if the nature of the claim is wholly unrelated to the Licensed Technology.

13.2	In case of any matter falling within clause 13.1.1:

13.2.1	the Licensor and the Licensee shall consult to decide what steps shall be taken to prevent or terminate such infringement, and the proportions in which they shall share the cost of such steps and any damages and other sums which may be awarded in their favour or against them;

13.2.2	in the event that the parties fail to reach agreement in accordance with Clause 13.2 within seven (7) days of notification in accordance with Clause 13.1, the Licensee shall be entitled to take all such action, solely with respect to Licensed Technology to the extent relating to Products in the Exclusive Field or the Non-exclusive Field, as it shall consider to be necessary or appropriate at its own expense to defend such claim and shall be entitled and subject to all damages and other sums which may be recovered or awarded against it as a result thereof; it being understood and agreed that, after deducting all reasonable expenses incurred in connection with such litigation, Licensee shall pay to Licensor 25% of such net recovery;

13.2.3	each party shall at the request and expense of the other, provide all reasonable assistance to the other (including but not limited to the use of its name in or being joined as a party to proceedings) in connection with any action to be taken by the other party pursuant to this clause.

13.3	In case of any matter falling within clause 13.1.2, the Licensee shall be entitled at its sole option to take all such action as it shall consider to be necessary or appropriate to defend such claim and the Licensee’s costs and expenses (including legal expenses) involved in the defending of such claim shall be recovered from the Licensor in respect of any sums paid by the Licensee under Clause 9.2 and/or set off against future sums payable by the Licensee under Clause 9.2, provided that:

13.3.1	the Licensor shall at the request and expense of the Licensee, provide all reasonable assistance to the Licensee (including but not limited to the use of its name in or being joined as a party to proceedings) in connection with any action to be taken by the Licensee pursuant to this clause;

13.3.2	the Licensee shall have no obligation to defend such claim, and when the claim is made against the Licensee then the Licensee shall be entitled to take any steps it considers appropriate to reach a settlement in respect of such claim; and

13.3.3	any damages arising out of any such claim shall be payable by the party against whom the damages award is made.

14.	MAINTENANCE OF INDUSTRIAL PROPERTY

14.1	The Licensor shall, subject as hereinafter provided, during the term of this Agreement pay all renewal fees and do all such filings with governmental authorities as may be necessary to maintain in force and prosecute the Patents and shall produce to the Licensee the receipt for such renewal fees at least seven (7) days before the last day for renewing any of the Patents (excluding periods allowed in extension of the time limit for renewing). In default the Licensor shall recognise the right of the Licensee to pay the renewal fees, and to be credited with the cost of such fees by set off against the next royalty payment due from the Licensee to the Licensor. Nothing in this Clause 14.1 shall be construed as an assurance or guarantee that any of the Patents or Patent Applications comprised in the Licensed Technology will proceed to grant. Should any of the Core Patents lapse without either party having the ability to reinstate such Core Patent, Clause 16.3 shall operate.

14.2	The Licensor undertakes during the term of this Agreement not to abandon or allow to lapse any of the Patents without obtaining the prior written consent of Licensee, which shall not be unreasonably withheld. The refusal of Licensee to consent to the abandonment or lapsing of any Core Patents shall, by definition, not be unreasonable.

15.	CONFIDENTIALITY

15.1	During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:

15.1.1	keep the Confidential Information confidential;

15.1.2	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clauses 15.2 and 15.3; and

15.1.3	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

15.2	During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees, professional advisers, agents, contractors, sub-contractors, and customers (the “Recipient”) to the extent that it is reasonably necessary for the purposes of this Agreement.

15.3	Each party accepts that it is responsible for the acts and omissions of each Recipient to whom it discloses Confidential Information. If the Recipient misuses any Confidential Information disclosed to it by the Receiving Party such that the Receiving Party is in breach of its confidentiality obligations under this Clause 15, then the Receiving Party shall be liable to compensate the Disclosing Party in respect of provable losses suffered by the Disclosing Party, subject that such misuse by the Recipient shall not entitle the Disclosing Party to terminate this Agreement.

15.4	The obligations contained in Clauses 15.1 to 15.3 shall not apply to any Confidential Information which:

15.4.1	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the party in receipt of the Confidential Information or any Recipient;

15.4.2	either party is required to disclose by law, any Court of competent jurisdiction, any Government agency or regulatory body lawfully requesting the same or by the regulations of any recognised stock exchange provided that the party for which disclosure is sought provides notice to the other party to enable it to contest the need for such disclosure

15.4.3	the party using or disclosing the information either knew prior to the other party’s first disclosure to it, received the information from a third party who was lawfully entitled to disclose the same, or independently developed such information subsequent to the disclosure as evidenced by its written records ; or

15.4.4	is required for legal proceedings relating to this Agreement

15.5	For the purposes of this Clause, “Confidential Information” means the Know How and any other information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, any information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs.

16.	TERM AND TERMINATION

16.1	This Agreement shall come into force on the Effective Date and, unless terminated at an earlier date pursuant to this Clause, shall remain in full force and effect until whichever is the earlier of:-

16.1.1	expiry of the last to expire of the Patents; or

16.1.2	three (3) years from the Effective Date if there has been no First Commercial Use during such time period.

16.2	Either party (the “Initiating Party”) may terminate this Agreement with immediate effect by notice in writing to the other party (the “Breaching Party”) on or at any time after the occurrence if any of the following event occur:

16.2.1	a material breach by the Breaching Party of any of its obligations under this Agreement which (if the breach is capable of remedy) the Breaching Party has failed to remedy within 30 days after receipt of notice in writing from the Initiating Party giving particulars of the breach and requiring the Breaching Party to do so;

16.2.2	the passing by the Breaching Party of a resolution for its winding-up or the making by a court of competent jurisdiction of an order for the winding-up of the Breaching Party or the dissolution of the Breaching Party;

16.2.3	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or the taking possession or sale by an encumbrancer of, any of the Breaching Party’s assets;

16.2.4	the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

16.3	In the event that:

16.3.1	a Core Patent Application fails to proceed to grant in a country within the United States of America for which the Licensor has filed an application; or

16.3.2	a Core Patent is abandoned, lapsed, revoked or declared invalid in the United States of America,

then from the date of such failure to proceed to grant, abandonment, lapse, revocation or declaration the Licensee shall retain the exclusive right to use the remaining Licensed Technology for the duration of this Agreement and, subject to Clause 16.4, shall cease to be obliged to make any payment to the Licensor in respect of any sale or other disposition of the Products. Such license shall convert to a perpetual, irrevocable, royalty-free, non-exclusive license upon the expiration of the Third Royalty Period.

16.4	In the event that the events set out in Clause 16.3.1 or 16.3.2 occur the parties shall at that time negotiate in good faith the amount of the royalty due (if any) for the remaining Licensed Technology (excluding Know How). In the event that no such agreement is reached then the right to use such Licensed Technology shall be royalty-free.

16.5	In the event that the Licensee fails to pay any Annual Minimum Royalty by the date specified in Clause 9 then the Licensor shall provide written notification to the Licensee

(in accordance with Clause 20) notifying the Licensee that payment is due and requesting payment within 10 days. If the Licensee fails to pay the Annual Minimum Royalty within such specified period, the Licensor may immediately terminate this Agreement by notice in writing to the Licensee.

16.6	The Licensor may terminate this Agreement with immediate effect by notice in writing to the Licensee if the Licensee challenges the validity of the Patents.

17.	CONSEQUENCES OF TERMINATION

17.1	All rights and obligations of the parties shall cease (including, for the avoidance of doubt, the Licensee’s obligations to make any payments (including Annual Minimum Royalties) to the Licensor) to have effect immediately upon termination of this Agreement except that termination shall not affect:

17.1.1	the accrued rights and obligations of the parties at the date of termination; and

17.1.2	the continued existence and validity of the rights and obligations of the parties under those clauses which are expressed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

17.2	Upon termination of this Agreement in accordance with Clause 16.1.2:

17.2.1	each party shall forthwith return promptly to the other or destroy all copies of technical and promotional material in its possession relating to the Products and Improvements provided that such materials directly relate to the Licensed Technology. Each party shall deliver up to the other party (or to a third party directed by the other party), all licences and authorities (if any) held by that party in relation to the Products and Improvements and all or any other industrial property relating specifically to the Products and/or otherwise to this Agreement. Each party undertakes to give all such assistance as may be necessary for the transfer of all such licences and authorities and properly to execute any documents which may become necessary to effect any such transfers;

17.2.2	the Licensee shall be entitled to sell existing stocks of the Products including stocks on order and in transit at the date termination of this Agreement is effected, subject to the Licensee complying with its payment obligations under Clause 9.

17.3	Nothing in this Clause shall be deemed to prejudice the rights granted to the Licensee in Clauses 9.9 and 16.3.

18.	ASSIGNMENT AND SUB-LICENSING

18.1	Except as specifically provided, neither party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; it being understood and agreed that each party may assign its rights and (given that the other party covenants and so agrees) its obligations hereunder to an Affiliate for so long as such assignee remains an Affiliate. If such assignee ceases to be an Affiliate of the assigning party then such assignee should, prior to assignment, covenant directly with the non-assigning party to re-assign this Agreement to the assigning party or an Affiliate thereof.

18.2	The grant of any sub-licence by the Licensee shall not relieve the Licensee of any of its obligations to the Licensor hereunder. The Licensee shall account to the Licensor for royalties on sales and other disposals of Products by sub-licencees of the Licensee in the same manner and upon the same terms as royalties upon the Licensee’s own sales and disposals of Products under this Agreement and the Licensee shall calculate and pay the due amount of such royalties to the Licensor and shall procure for the Licensor the rights and facilities for verifying such royalties in respect of the Licensee’s sub-licensees.

19.	GENERAL

19.1	This Agreement together with any documents referred to in this Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersedes any previous agreement, representations, negotiations or understanding relating to such matters. Each party acknowledges that it shall have no cause of action against the other arising out of the same except in respect of any fraudulent misrepresentation made by such other party.

19.2	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties/by a director of each of the parties.

19.3	The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of the right or remedy or the exercise of any other right or remedy.

19.4	A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party save as expressly provided in this Agreement.

19.5	in the event of the occurrence any of the acts contained in Clause 16.2.2 to 16.2.4 (inclusive) or similar events of insolvency affecting the Licensor, the rights granted to and the obligations of the Licensee hereunder shall remain unaffected. All rights and licence rights granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that each party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by the other party of its pre-existing obligations under this Agreement. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party under the U.S. Bankruptcy Code, the other party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same; if not already in its possession, shall be promptly delivered to that party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by that party, unless the other party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of a party upon written request therefor by the other party, provided, however, that upon the bankrupt party’s (or its successor’s) written notification to the other party that it is again willing and able to perform all of its obligations under this Agreement, the first party shall promptly return all such tangible materials to the other party, but only to the extent that the first party does not require continued access to such materials to enable it to perform its obligations under this Agreement.

20.	NOTICES

20.1	Any notice under or in connection with this Agreement shall be in writing and may be delivered personally or sent by first class pre-paid recorded delivery (and air mail if overseas) or by facsimile, to the party due to receive the notice or communication at its address set out in this Agreement or such other address as either party may specify by notice in writing to the other.

20.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

20.2.1	if delivered personally, when left at the address referred to in Clause 20.1;

20.2.2	if sent by first class mail, two days after posting it;

20.2.3	if sent by air mail, six days after posting it;

20.2.4	if sent by facsimile, on completion of its transmission.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement is governed by, and shall be construed in accordance with, English law.

21.2	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and for such purposes, irrevocably submits to the jurisdiction of the courts of England.

22.	COUNTERPARTS; GUARANTY

22.1	This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

22.2	Subject always to the Licensor having exhausted all available remedies against the Licensee, in consideration of the Licensor entering into this Agreement and in consideration of the sum of £1 (receipt of which is hereby acknowledged by the Perrigo) Perrigo hereby unconditionally and irrevocably guarantees to the Licensor the due and punctual payment of all monetary obligations (as any of such monetary obligations may from time to time be varied, extended, increased or replaced) and undertakes to keep the Licensor fully and effectively indemnified against all liabilities, losses, proceedings, charges, costs and expenses which the Licensor may suffer or incur as a result of failure or delay by the Licensee in the performance of any such obligations or liabilities. The guarantee provided in this Clause 22.2 shall be subject to Clause 21.1 but shall be enforceable in any court of competent jurisdiction.

AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written

SIGNED by	) /s/ Graham Hind
for and on behalf of	)
THE LICENSOR	)
in the presence of:- /s/ Andrew M. Solomon	)

SIGNED by Folsom Bell	) /s/ Folsom Bell
for and on behalf of	)
THE LICENSEE	)
in the presence of:- /s/ Andrew M. Solomon	)

The undersigned, which directly and indirectly owns all of the common stock of the Licencess, hereby covenants and agrees to be bound by the terms of Clause 22 above.

SIGNED by Folsom Bell	) /s/ Folsom Bell
for and on behalf of	)
PERIGO COMPANY	) 3/8/04
in the presence of:- /s/ Andrew M. Solomon	)

SCHEDULE 1

PART 1

The Core Patents

*

Part 2

The Non-Core Patents

Designation	PATENT NUMBER	PATENT NAME	GRANT DATE	PRIORITY DATE

SCHEDULE 2

MINIMUM ROYALTIES

Year	Minimum Royalty
Year 1 following First Commercial Use	*

Year 2 following First Commercial Use	*

Years 3 to 13 following First Commercial Use	*

Year 14 following First Commercial Use and thereafter	*

1